Exhibit 99.1

Neogen Announces First-Quarter 2025 Results

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Revenue of $217.0 million.
•
Net loss of $12.6 million; $(0.06) per diluted share.
•
Adjusted Net Income of $14.4 million; $0.07 per diluted share.
•
Adjusted EBITDA of $43.7 million.
•
Maintaining full-year guidance.

LANSING, Mich., October 10, 2024 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the first quarter ended August 31, 2024.

“During the first quarter, the focus of our teams shifted from managing through the initial complexity of exiting the transition service agreements from the 3M transaction to gaining market share,” said John Adent, Neogen’s President and Chief Executive Officer. “The system-related issues in our distribution center that impacted our order fulfillment rates were resolved and the business was not constrained by shipping. In our Food Safety segment, we saw encouraging initial traction from our targeted share-gain activities and generated positive core revenue growth while continuing to navigate soft end-market conditions. In our Animal Safety segment, the end market is near what we believe are cyclical lows. However, sales of our products to end users remained supportive, with the decline in core revenue driven by a combination of mixed channel inventory movements at our distribution partners and timing impacts. Operationally, our margins in the quarter were affected by the lower total volumes, as well as some higher costs in the area of shipping and distribution. We have mitigating initiatives currently underway and will be taking additional targeted actions to protect margins."

Adent continued, “The value proposition of Neogen’s food safety solutions and expertise has never been more relevant than it is today. We provide an important and relatively inexpensive line of defense in the rapid detection of contaminants in the production and distribution of food and beverages. As evidenced by some unfortunate higher-profile incidents recently, contaminated products reaching consumers is something we all work to avoid. Beyond the obvious tragic consequences that can result, the costs of any associated recalls, litigation, brand damage or even facility closures can be tremendous. In addition to our broad portfolio of globally validated products, we have longstanding experience as a trusted partner that we’re able to leverage in structuring robust food safety testing programs to help avoid these outcomes. Our commercial teams are having an increasing amount of constructive dialogue with customers on this front and we’re looking forward to continuing to demonstrate our capabilities as a reliable, knowledgeable source of leading food safety testing solutions.”

Financial and Business Highlights

Revenues for the first quarter were $217.0 million, a decrease of 5.3% compared to $229.0 million in the prior year. Core revenue, which excludes the impacts of foreign currency translation, as well as acquisitions completed and product lines discontinued in the last 12 months, declined by 1.4%. Acquisitions and discontinued product lines did not impact core growth this quarter, while foreign currency had a negative impact of 3.9%.

Net loss for the first quarter was $12.6 million, or $(0.06) per diluted share, compared to net income of $1.5 million, or $0.01 per diluted share, in the prior-year period. Adjusted Net Income was $14.4 million, or $0.07 per diluted share, compared to $23.7 million, or $0.11 per diluted share, in the prior-year period. The decline in Adjusted Net Income was driven primarily by the lower level of operating income.

Gross margin was 48.4% in the first quarter of fiscal 2025. This compares to a gross margin of 51.0% in the same quarter a year ago, with the decrease primarily due to lower volume and continued higher distribution costs. Adjusting for transaction- and integration-related costs, as well as discontinued product costs, gross margin was 50.7% in the first quarter compared to 51.6% in the prior-year quarter.

First-quarter Adjusted EBITDA was $43.7 million, representing an Adjusted EBITDA Margin of 20.1%, compared to $52.4 million and a margin of 22.9% in the prior-year period. The decline in Adjusted EBITDA Margin was driven by lower revenue and the lower gross margin, as well as additional negative impact from the full cost to exit the various transition service agreements that had been in place, including higher shipping costs.

Food Safety Segment

Revenues for the Food Safety segment were $159.3 million in the first quarter, a decrease of 4.2% compared to $166.3 million in the prior year, consisting of 1.1% core growth, a 0.1% contribution from acquisitions and discontinued product lines and a negative foreign currency impact of 5.4%. The core growth was driven by a solid performance in the biosecurity and indicator testing, culture media & other product categories, including Petrifilm, partially offset by lower sales in the bacterial & general sanitation and natural toxins & allergens product categories.

Animal Safety Segment

Revenues for the Animal Safety segment were $57.6 million in the first quarter, a decrease of 8.1% compared to $62.7 million in the prior year, consisting of a 7.8% core revenue decline and 0.3% headwind from discontinued product lines. The decline was driven primarily by lower sales in our animal care & other and biosecurity product categories.

On a global basis, the Company’s Genomics business experienced a core revenue decline in the mid-single-digit range, reflecting modest sequential improvement from the fourth quarter. Increased sales in international beef and dairy markets were offset by the impact of customer attrition in the U.S., a result of the shift in strategic focus towards larger production animals, as well as weakness on the companion animal side of the market.

Liquidity and Capital Resources

As of August 31, 2024, the Company had total cash of $120.5 million and total outstanding non-current debt of $900.0 million, as well as committed borrowing headroom of $150.0 million.

Fiscal Year 2025 Outlook

The Company is maintaining its full-year outlook. Revenue is expected to be in the range of $925 million to $955 million, with Adjusted EBITDA in the range of $215 million to $235 million. The Company continues to expect capital expenditures to be approximately $85 million, including approximately $55 million related specifically to the integration of the former 3M Food Safety Division.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing (800) 836-8184 (U.S.) or +1 (646) 357-8785 (International) and requesting the Neogen Corporation First Quarter 2025 Earnings Call. A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing (888) 660-6345 or +1 (646) 517-4150, respectively, and providing the entry code 28867, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen Corporation has developed comprehensive solutions spanning the Food Safety, Livestock and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three months ended August 31,
	2024	2023
Revenue
Food Safety	$159,345	$166,278
Animal Safety	57,619	62,709
Total revenue	216,964	228,987
Cost of revenues	112,038	112,226
Gross profit	104,926	116,761
Operating expenses
Sales & marketing	45,799	45,783
Administrative	51,671	45,121
Research & development	5,199	6,722
Total operating expenses	102,669	97,626
Operating income	2,257	19,135
Interest expense, net	(17,622)	(16,666)
Other expense	(244)	(806)
(Loss) income before tax	(15,609)	1,663
Income tax (benefit) expense	(3,000)	160
Net (loss) income	$(12,609)	$1,503
Net (loss) earnings per diluted share	$(0.06)	$0.01
Shares to calculate per share amount	216,695,348	216,846,106

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

	August 31, 2024	May 31, 2024
Assets
Current Assets
Cash and cash equivalents	$120,477	$170,611
Marketable securities	—	325
Accounts receivable, net of allowance of $4,137 and $4,140	167,639	173,005
Inventories, net of reserves of $17,209 and $12,361	198,596	189,267
Prepaid expenses and other current assets	53,938	56,025
Total Current Assets	540,650	589,233
Net Property and Equipment	300,971	277,104
Other Assets
Right of use assets	14,311	14,785
Goodwill	2,137,494	2,135,632
Intangible assets, net	1,489,751	1,511,653
Other non-current assets	19,996	20,426
Total Assets	$4,503,173	$4,548,833
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of finance lease	$2,651	$2,447
Accounts payable	61,464	83,061
Accrued compensation	15,803	19,949
Income tax payable	11,102	10,449
Accrued interest	3,554	10,985
Deferred revenue	5,635	4,632
Other accruals	22,480	22,800
Total Current Liabilities	122,689	154,323
Deferred Income Tax Liability	317,574	326,718
Non-current debt	889,129	888,391
Other non-current liabilities	38,589	35,259
Total Liabilities	1,367,981	1,404,691
Commitments and Contingencies
Equity
Preferred stock, $1.00 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.16 par value, 315,000,000 shares authorized, 216,698,138 and 216,614,407 shares issued and outstanding	34,672	34,658
Additional paid-in capital	2,588,930	2,583,885
Accumulated other comprehensive loss	(31,421)	(30,021)
Retained earnings	543,011	555,620
Total Stockholders’ Equity	3,135,192	3,144,142
Total Liabilities and Stockholders’ Equity	$4,503,173	$4,548,833

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended August 31,
	2024	2023
Cash Flows (used for) provided by Operating Activities
Net (loss) income	$(12,609)	$1,503
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	29,800	28,734
Deferred income taxes	(9,119)	998
Share-based compensation	3,982	2,638
Loss on disposal of property and equipment	77	—
Amortization of debt issuance costs	860	860
Other	(261)	—
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable, net	4,796	16,242
Inventories, net	(9,939)	(6,304)
Prepaid expenses and other current assets	(1,733)	(12,925)
Accounts payable and accrued liabilities	(15,881)	4,980
Interest expense accrual	(7,431)	(7,711)
Change in other non-current assets and non-current liabilities	(456)	(6,006)
Net Cash (used for) provided by Operating Activities	(17,914)	23,009
Cash Flows used for Investing Activities
Purchases of property, equipment and other non-current intangible assets	(38,433)	(30,630)
Proceeds from the maturities of marketable securities	325	21,905
Proceeds from the sale of property and equipment and other	4,446	41
Net Cash used for Investing Activities	(33,662)	(8,684)
Cash Flows provided by Financing Activities
Exercise of stock options and issuance of employee stock purchase plan shares	1,077	1,062
Repayment of long-term debt and finance lease	(98)	—
Net Cash provided by Financing Activities	979	1,062
Effects of Foreign Exchange Rate on Cash	463	205
Net (Decrease) Increase in Cash and Cash Equivalents	(50,134)	15,592
Cash and Cash Equivalents, Beginning of Year	170,611	163,240
Cash and Cash Equivalents, End of Year	$120,477	$178,832

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the effects of foreign currency translation rates and the first-year impacts of acquisitions and discontinued product lines, where applicable. Core revenue growth is presented to allow for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency translation rates, or the incomparability that would be caused by the impact of an acquisition, disposal or product line discontinuation.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

NEOGEN CORPORATION

RECONCILIATION OF NET(LOSS) INCOME TO ADJUSTED EBITDA

(In thousands, except for percentages)

	Three months ended August 31,
	2024	2023
Net (loss) income	$(12,609)	$1,503
Income tax (benefit) expense	(3,000)	160
Depreciation and amortization	29,800	28,734
Interest expense, net	17,622	16,666
EBITDA	$31,813	$47,063
Share-based compensation	3,982	2,638
FX transaction gain on loan and other revaluation (1)	(320)	(290)
Certain transaction fees and integration costs (2)	5,122	1,951
Severance and other employment costs	370	559
Contingent consideration adjustments	—	300
ERP expense (3)	1,835	128
Discontinued product line expense (4)	912	20
Adjusted EBITDA	$43,714	$52,369
Adjusted EBITDA margin (% of sales)	20.1%	22.9%

(1)
Net foreign currency transaction loss associated with the revaluation of foreign denominated intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Includes costs associated with the 3M transaction, including various transition agreements. $4.2 million is included within Cost of Revenues.
(3)
Expenses related to ERP implementation.
(4)
Expenses associated with certain discontinued product lines. Amounts are recorded within Cost of Revenues.

NEOGEN CORPORATION

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET INCOME

(In thousands, except for per share)

	Three months ended August 31,
	2024	2023
Net (loss) income	$(12,609)	$1,503
Amortization of acquisition-related intangibles	23,138	23,325
Share-based compensation	3,982	2,638
FX transaction gain on loan and other revaluation (1)	(320)	(290)
Certain transaction fees and integration costs (2)	5,122	1,951
Severance and other employment costs	370	559
Contingent consideration adjustments	—	300
ERP expense (3)	1,835	128
Discontinued product line expense (4)	912	20
Estimated tax effect of above adjustments (5)	(8,052)	(6,447)
Adjusted Net Income	$14,378	$23,687
Adjusted Earnings per Share	$0.07	$0.11

(1)
Net foreign currency transaction loss associated with the revaluation of foreign denominated intercompany loans established in connection with the 3M Food Safety transaction and other non-hedged foreign currency revaluation resulting from 3M agreements.
(2)
Includes costs associated with the 3M transaction, including various transition agreements. $4.2 million is included within Cost of Revenues.
(3)
Expenses related to ERP implementation.
(4)
Expenses associated with certain discontinued product lines. Amounts are recorded within Cost of Revenues.
(5)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item.

NEOGEN CORPORATION

RECONCILIATION OF GROWTH TO CORE GROWTH

(In thousands)

	Q1 FY25	Q1 FY24	Growth	Foreign Currency	Acquisitions / Divestitures	Core Revenue Growth
Food Safety	$159,345	$166,278	(4.2%)	(5.4%)	0.1%	1.1%
Animal Safety	57,619	62,709	(8.1%)	0.0%	(0.3%)	(7.8%)
Total Neogen	$216,964	$228,987	(5.3%)	(3.9%)	0.0%	(1.4%)

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com